Exhibit 10.32

COLLECTION AGENCY AGREEMENT

This Collection Agency Agreement (this “Agreement”) is made as of November 25, 2014 (the “Effective Date”), by and between Cash Colorado, LLC, with its principal office at 3527 North Ridge Road, Wichita, Kansas 67205 (hereinafter referred to as “Client”) and Ad Astra Recovery Service, Inc., with its principal office at 3611 North Ridge Road, Suite 104, Wichita, Kansas 67205 (hereinafter referred to as “Agency”). Client and Agency are collectively referred to herein as “Parties,” and individually as a “Party,” as required by context.

WHEREAS, Client requires, from time to time, collection services on certain delinquent accounts, and

WHEREAS, Agency is engaged in the business of performing collection services for third parties, and\

WHEREAS, Client wishes to retain Agency for the purpose of collecting debts owed to Client by an obligor, i.e. the individual or entity legally liable to Client for payment of the balance on an account, and Agency agrees to be so engaged in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. REFERRAL OF ACCOUNTS FOR COLLECTION. From time to time and in its sole discretion, Client shall refer legally due and owing unpaid credit accounts (“Referred Accounts”) to Agency for collection of the outstanding balance due and Agency agrees to provide the collection services described in this Agreement on such Referred Accounts (the “Services”). Unless otherwise agreed to by the Parties in writing, those Referred Accounts placed by Client with Agency and the Services performed by Agency shall be governed by the terms and conditions of this Agreement.

2. RIGHTS AND DUTIES OF CLIENT.

A. Accounts Referred. Client has the discretion to determine the number and types of accounts referred to Agency pursuant to this Agreement. Nothing in this Agreement shall be deemed or construed to mean that Agency has a right to receive a given volume level of accounts referred to Agency over any period of time.

B. Non-Exclusive Nature of Agreement. Agency understands and agrees that the relationship between Client and Agency is not an exclusive relationship and that Client shall have the right to retain other collection agencies to provide the same services for Client as are described herein. Client is not obligated to and makes no commitment of any kind to Agency as to any minimum number or dollar amount of accounts to be referred to Agency under this Agreement. However, once an account is referred to Agency, Client will cease all further attempts on such Referred Account and Client warrants that it shall not refer and no other collection agencies shall attempt to collect any Referred Account while the Referred Account has been placed with Agency.

C. Account Information. Upon referral of an account to Agency for collection, Client will provide Agency with the following information relative to each Referred Account: the applicable creditor name and the required obligor information, including the obligor’s name, address, phone number(s) and place of employment; the Referred Account number and balance owing; pertinent account history, account memos and documentation (“Account Information”). Thereafter, Client shall provide, in a timely manner, all reasonably necessary assistance, information, and documents that Agency may need to respond to obligor validation requests or discovery inquiries relating to a Referred Account. Client further agrees to provide Agency with information concerning all direct payments, adjustments, and disputes on a Referred Account within a timely manner, not to exceed thirty (30) days.

D. Bankrupt Referred Account. Client shall promptly notify Agency if it receives notification, whether oral or written, of a bankruptcy of an obligor on a Referred Account.

E. Recall of Accounts. Client may recall, by written or verbal notice, any Account previously referred to Agency at Client’s sole discretion and at any time and for any reason (a “Withdrawn Account”). When an account is recalled, Agency shall promptly, and within no more than three (3) business days of issuance of the recall notice, deliver all Account Information and media pertaining to the Withdrawn Account that Client may have provided to Agency. If litigation has been initiated on a Withdrawn Account but not brought to judgment, Agency will cooperate in obtaining documentation needed to substitute legal counsel. If recall occurs after a judgment has been obtained on a Withdrawn Account, Agency will provide Client with all relevant information pertaining to the judgment and will require its attorney on the Referred Account to execute a substitution of attorney if requested by Client. Client agrees to pay any reasonable outstanding legal fees and costs related to a Withdrawn Account at the time a Withdrawn Account is recalled. Notwithstanding Client’s recall of any Referred Account, Agency shall retain the right to receive a Contingent Fee on any payment, settlement, insurance account or judgment earned on a Withdrawn Account, in accordance with the terms in Section 4.D, below, unless other arrangements are made with Client. This section is not a provision for cancelling this Agreement. Client agrees to pay any out of pocket costs, which are commercially reasonable and incurred by the Agency for legal or ancillary services performed on the account.

In addition, if Agency cancels a Referred Account and returns it to Client, Client shall not resubmit such account to Agency without prior written notice.

3. RIGHTS AND DUTIES OF AGENCY.

A. Legal Compliance. Agency shall comply with and abide by all federal, state and local laws and regulations regarding collection agencies and/or governing the collection of debt and consumer credit reporting in the performance of the Services, including, but not limited, to (i) the Fair Debt Collection Practices Act (“FDCPA”) (16 USC 1601 et seq.); (ii) the Fair Credit Reporting Act (“FCRA”) (15 USC 1681 et seq.); (iii) the FACT Act; (iv) the Equal Credit Opportunity Act (16 USC 1691 et seq.); (v) the Telephone Consumer Protection Act, 47 U.S.C. § 227 et seq. administered by the Federal Communication Commission; (vi) the Telephone Sales Rule, 16 C.F.R. § 310.1 et seq.; (vii) the Gramm-Leach-Bliley Act, as amended; (viii) Electronic Funds Transfer Act, 12 USC § 226 et. seq.; (ix) any rules promulgated by the Consumer Financial Protection Bureau (“CFPB”) or any other federal entity and required by Client; and (x) any comparable state or local versions of the foregoing (collectively, the “Collection Laws”).

B. Performance Standards. Services shall be performed by Agency in accordance with the terms and conditions of this Agreement, including the minimum requirements of Client for Services, as set forth in Exhibit 1 attached hereto and incorporated by reference (“Service Level Agreement and Performance Standards”).

C. Agency’s Policies and Procedures. Upon execution of this Agreement and thereafter, upon request of Client, Agency shall provide to Client, complete and current copies of Agency’s training materials, internal controls, and all policies and procedures governing or applicable to the Services to be performed hereunder (collectively, “Agency’s Policies and Procedures”), specifically, but not limited to, those listed on Exhibit 1 attached hereto, as well as any internal reports or reports or findings or results of any examinations or audits received by any third party concerning Agency’s compliance with such Agency’s Policies and Procedures; subject to any limitations on disclosure imposed by law. Agency also agrees to adopt and implement such other and further policies, procedures, and training as reasonably requested by Client from time-to-time in order to comply with Client’s third party vendor management oversight responsibilities.

D. Agency Personnel. Services shall be performed only by Agency personnel who have been adequately trained and certified by Agency to provide Services in conformance with the terms of this Agreement, including but not limited to training on all Collection Laws, Client’s Performance Standards, and the Agency’s Policies and Procedures for the Services (each, an “Agent” and collectively, the “Agents”). The Agents shall perform the Services under the direction, supervision and control of Agency management subject to Client’s oversight consistent with its third party vendor management responsibilities. Additionally, Agency shall provide from time to time, upon reasonable request of Client, certification records of Agency personnel in accordance with this Section 3D.

E. Monitoring and Self Correction. Because Collection Laws contain subjective legal standards that prohibit conduct that rises to the level of deceit or harassment, Agency agrees to monitor its Agents, employees and vendors to ensure that their conduct is at all times lawful, honest, courteous and business-like. Whenever Agency self-identifies any issues relating to or determines that it is not in compliance with Collection Laws, Client’s Service Level Agreement and Performance Standards, or the Agency’s Policies and Procedures, it will advise Client and shall immediately correct the conduct or condition that is causing the Agency not to be in compliance with

Collection Laws, Client’s Performance Standards, or Agency’s Policies and Procedures, whether such noncompliance is attributable to a process, procedure or the conduct of an individual Agent or employee of the Agency.

F. Safeguards. Throughout the term of this Agreement, Agency shall implement and maintain appropriate safeguards, as that term is used in § 314.4(d) of the FTC Safeguard Rule, 16 C.F.R. § 314 (the “FTC Rule”), for all “customer information,” as that term is defined in §314.2(b) of the FTC Rule, owned by Client and delivered to Service Provider pursuant to this Agreement. In addition, Agency shall implement and enforce appropriate policies to comply with the FTC Red Flags rule.

G. Communications with Obligors. Agency shall send an initial disclosure letter that conforms to all applicable state and federal laws including the debt validation requirements of the FDCPA, and contains any required state or local disclosures. Agency shall fully and timely comply with all Collection Law requirements governing oral or written communications with obligors.

H. No Delegation. Agency shall not assign or delegate any portion of the performance of the Services under this Agreement to any third party over which Agency does not have direct control and supervision without the express written consent of Client. Notwithstanding the foregoing, Agency may use its own employees or contractors retained by Agency to perform the collection services on Referred Accounts.

I. Trust Account. Agency shall maintain a trust account at an FDIC-insured financial institution in trust for Client into which it shall deposit within two (2) business days of receipt, all payments it receives on Referred Accounts (the “Trust Account”), subject to later remittance to Client in accordance with Section 5, below. Agency shall provide Client with the bank location of the Trust Account, and upon demand, provide Client with account records, statements and deposit receipts. However, for security reasons Agency shall not be required to disclose the Trust Account number to Client. Agency shall immediately notify Client of any changes in the location of the Trust Account. Agency shall not co-mingle funds of its other customers in the Trust Account. Client hereby authorizes Agency to act as Client’s attorney-in-fact for the sole purpose of accepting funds in payment of debts due Client which have been referred to Agency for collection, including endorsements of checks, money orders, and drafts payable to Client, or jointly to Client and Agency, for deposit into Agency’s Trust Account.

J. Settlements. Client authorizes Agency to settle any Referred Accounts, within its reasonable discretion and in good faith to maximize recovery of the balance owing on the Referred Account, without written authorization by Client. Agency agrees to accept payments from obligors via check, debit, credit, recurring ACH, money order, or cash. Agency further agrees to permit obligors to make payment directly to Client on Referred Accounts at any time, provided such any such Referred Account is not in litigation, and subject to the reporting requirements as set forth in numbered paragraphs 2C, 4B herein, and Exhibit 1 contained herein.

K. Legal Action. Agency will not initiate any form of legal action on a Referred Account unless Client has approved in writing the third party engaged, and its respective process to be used, in each market. Client reserves the right to interview any third party before a Referred Account is placed with such third party for legal action, and to approve reasonable criteria for bringing such action. All Referred Accounts upon which Agency initiates permitted legal action will be subject to the Contingent Fee gross proceeds, as set forth in Section 4.A, below. Client will be responsible for all legal fees and court costs in connection with Referred Accounts upon which legal action has been authorized by Client. Client shall be reimbursed first for all court costs from any recovered proceeds from the Referred Account prior to calculation of the Contingent Fee. This provision shall not require Client to pay legal fees Agency may incur in connection with the defense of any claims asserted against Agency by an obligor or an alleged obligor.

L. Third Parties. Client has the right to review copies of any agreements, contracts, third party due diligence or any other work Agency has on third party retained by Agency and which Agency shall provide to Client upon Client’s reasonable request. Client reserves the right to reject the use of any third party at any time in its sole discretion. Agency shall always inform Client of the retention of any third party before work is performed on behalf of the Client.

M. Quarterly status meetings. Agency agrees that it shall meet quarterly with Client to formulate a strategy on accounts, staffing and adequacy of resources to ensure proper servicing of the Client’s business. This shall include completing a quarterly plan as mutually agreed upon by the parties.

N. Bankrupt Referred Account. Upon receipt of information that the obligor on a Referred Account has filed for bankruptcy or receivership, Agency shall immediately cease all efforts to collect on the Referred Account. Agency shall promptly transmit to Client all relevant information regarding the obligor’s bankruptcy. If Agency receives written notice of the obligor’s bankruptcy, Agency shall promptly transmit such notice to Client. If notice of a bankruptcy filing is provided verbally by the obligor or a third party, Agency shall attempt to obtain information regarding the jurisdiction in which the case has been filed and the case number assigned to the obligor. If bankruptcy information cannot be provided, Agency shall request the name and telephone number of the obligor’s attorney and shall request from the attorney a copy of the filed Voluntary Petition or the §341 Notice.

O. Credit Bureau Reporting. Agency agrees that any credit bureau reporting will be done in full compliance with the FCRA and all applicable statutes and regulations and Agency’s policies and procedures related to same. All credit reporting shall be in compliance with the Furnisher Rule 12 CFR § 1022.40 et seq.

P. Records. Agency shall maintain records for all Referred Accounts, which shall contain at least the following information: date of referral, balance owing, records of all collection activity, all payments made on the Referred Account and Contingent Fee deducted. The foregoing information shall be provided upon reasonable request to Client at any time during normal business hours. The information set out in this section must be retained by Agency in a form that will accommodate an audit pursuant to Section 14. In addition, the information shall be retained by Agency for the longer of (i) seven (7) years from the date of recall of a Referred Account by Client or closure for whatever reason (paid in full, settled, uncollectable, etc.) by Agency or (ii) any period required by law.

Q. Customer Disputes. Agency agrees to maintain records of any disputes, threats of lawsuits or actual lawsuits involving any Referred Accounts. Agency agrees to provide access to Client to copies of any written complaint received from the obligor concerning the Agency’s handling of a Referred Account as well as the response made or action taken by Agency. Client reserves the right to recall any Referred Account as a result of a customer complaint.

R. Cooperation. Notwithstanding and in addition to the rights and duties set forth in this Agreement, Agency agrees to provide any documentation, records, or evidence in its possession reasonably requested in writing by Client regarding all Referred Accounts, including affidavits, whether or not the Account is still placed with the Agency. This duty shall survive the termination of this Agreement.

S. Status Reports. In addition to the monthly Reconciliation Statements, Agency shall provide Client with status reports in a mutually agreed upon format and on time frame agreed to by the Parties. Such status reports shall contain sufficient information for Client to determine the number of Referred Accounts being worked by Agency, when the file was placed with Agency, and the dollar amounts collected in the current reporting period.

4. COMPENSATION. As its sole compensation for performing the Services under this Agreement Agency shall earn and be paid a Contingent Fee (as defined and calculated herein) for any money collected on a Referred Account of Client.

A. Contingent Fee. For the purposes of this Agreement, the “Contingent Fee” shall be thirty percent (30%) of the gross amount of money collected by Agency on a Referred Account of Client, which Agency is authorized to calculate on the recovered proceeds, and withhold from the money collected on any Referred Account as payment for its services under this Agreement. Pursuant to Section 3.H, above, any collection costs recovered, whether obtained in or out of court judgment shall not be included in the calculation of gross proceeds and Client shall be reimbursed first for all court costs from any recovered proceeds from the Referred Account prior to calculation of the Contingent Fee. Any interest awarded by a court or collected by Agency shall be included in the gross amount of money collected for purposes of calculating the Contingent Fee. The right of Agency to receive the Contingent Fee will apply, regardless of the collection activity conducted as of the date of payment, including whether the Referred Account has been placed with and reviewed by Agency’s attorney(s), a demand letter from the attorney has been sent or a statement of claim has been filed. Notwithstanding the foregoing, the amount of the Contingent Fee is subject to renegotiation throughout the term of the Agreement. Any changes to the amount of Contingent Fee agreed upon in this Agreement may only be modified by a written agreement signed by both Parties.

B. Direct Payments Made to Client. Agency shall be entitled to receive the Contingent Fee provided for in Section 4.A on all money received on a Referred Account, whether paid to the Agency or to the Client. Client will use reasonable efforts to monitor any payments and/or settlements actually received directly from the obligor in connection with a Referred Account (a “Direct Payment”). Client shall notify the Agency on a regular basis of all Direct Payments, or if the Agency becomes aware of such payment, the Agency will notify Client. Client shall promptly pay to Agency via ACH or wire transfer to the Agency account listed in Schedule A attached hereto (“Agency Account”), the Contingent Fee due and payable on any Direct Payment. In the event Client fails to pay to Agency the Contingent Fee due and payable on any payments made directly to Client within seven (7) days of collection, Agency shall be entitled to calculate and invoice Client for said Contingent Fee. Client will provide Agency with a report of all Direct Payments on a monthly basis (a “Direct Payment Statement”), which shall indicate (i) the Referred Account numbers for which Client received a Direct Payment of money, (ii) the amounts received, (iii) the Contingent Fee due and payable, and (iv) the confirmation of payment of the Contingent fee to Agency. The Direct Payment Statement will be submitted to Agency pursuant to the provisions for notice in this Agreement.

C. Reporting of NSF Checks. Agency shall report to Client, in the next scheduled report, any check returned to Agency due to insufficient funds. In the event that Agency has tendered to Client an Invoice (as defined herein) for any portion of the Contingent Fee due to Agency in connection with any dishonored check, Agency’ next monthly Invoice shall designate a corresponding reduction to reflect the obligor’s failure to pay on the Referred Account.

D. Payments on Withdrawn Accounts. If a Referred Account is recalled and withdrawn by Client prior to completion of collection by Agency (pursuant to the terms herein), Agency shall be entitled to and shall be paid a Contingent Fee on any payments received by Agency or by Client within thirty (30) days following the date of the recall of the Referred Account.

5. REMITTANCE OF COLLECTED FUNDS; INVOICE AND PAYMENT OF CONTINGENT FEE. Agency shall be responsible for collection of all payments made on a Referred Account and for remitting the gross proceeds and reporting to Client on all Referred Accounts as follows: Collections made by Agency on Delinquent Accounts will be deposited promptly into a trust account maintained in a reputable bank. Such collections held in trust by Agency, shall be the property of Client and not available for any other use by Agency. All collections made by Agency on Client’s accounts will be remitted net of Agency Commission by the 7th day of each calendar month. Remittance advice will be sent to Client no later than the 7th day of the for the previous months collections. The remittance advice shall contain a list of the Consumer’s name, account number, amount collected, and whether the payment was made directly to Agency or Client, and fee due Agency. Client agrees to remit monies due Agency within seven (7) days of receipt of remittance/invoice.

6. REPRESENTATIONS AND WARRANTIES OF CLIENT. Client represents and warrants to Agency as follows:

A. All Referred Accounts placed with Agency hereunder are lawfully due and owing, that they are owned by the Client (or its affiliates and customers) and that the Referred Accounts are not subject to any claim of fraud or otherwise wholly or partially invalid due to payment or settlement by the obligor or any other claim or defense.

B. Information and data on the Referred Accounts is accurate to the best of Client’s information and knowledge.

C. Client is not aware of any disputes regarding the Referred Accounts, including any bankruptcy filing or expiration of the applicable statute of limitations.

7. REPRESENTATIONS AND WARRANTIES OF AGENCY. Agency, for itself and its Agents, represents and warrant to Client as follows:

A. Agency holds or shall obtain all state, local or other debt collection-related licenses as may be required for Agency or its employees to perform the Services hereunder (the “Licenses”), and, Agency has obtained any and all regulatory or governmental approvals necessary to provide the Services. Additionally, Agency shall not perform Services in any state or locality for which Client does not have a License or for which registration is otherwise required in order for Agency Agents to lawfully perform the Services in that state or locality. Agency agrees to promptly provide to Client a current list of all Licenses, including expiration dates, as reasonably requested from time to time. Agency agrees to notify client within three (3) business days of any regulatory or administrative action, threatened or actual, with respect to suspension, cease and desist, or revocation of any license.

B. Agency is financially solvent and agrees to produce financial records evidencing such to the Client as reasonably requested. Agency agrees to use accounting principles in accordance with GAAP in its financial records.

C. Agency and its Agents shall comply with all applicable Collection Laws and shall utilize only acceptable legal means, methods and procedures at all times in collecting the balances on Referred Accounts.

D. The Agency’s Policies and Procedures comply with all objectives and procedures for a compliance program as set forth by the CFPB, including but not limited to all requirements for management oversight, a Compliance Management System, compliance programs and responding to consumer complaints and disputes made to either credit reporting agencies or directly to Agency.

E. Agency has a compliance management system in place, and has a designated compliance officer or other person responsible for insuring that Agency performs Services in compliance with all Collection Laws. Such compliance officer shall report directly to Agency’s Board of Directors.

F. Agency shall not allow any Agency Agents to perform the Services unless and until it has performed a background check on each such Agency employee and the Agency employee has met the required background check standard. Agency also agrees to devote the necessary resources, capital and human, to maintain its Compliance Management System and compliance with all applicable Collection Laws.

G. All Agency Agents shall be trained on and shall comply with the FDCPA and applicable Laws and shall have received acceptable passing levels as mutually agreed upon by the parties. Agency also agrees to perform background checks on its employees and agents on no less than an annual basis and provide Client with a certification, along with supporting documentation, of compliance with this provision.

H. Agency shall comply in all material respects with all laws applicable to Agency, as well as with all of the Service Level Agreement and Performance Standards as set forth in Exhibit 1 hereto, as may be amended from time to time.

I. Agency shall maintain records of any disputes, threats of lawsuits or actual lawsuits involving any Referred Accounts or in the event that Agency is subject to examination or investigation by the CFPB. Agency shall provide periodic reports to Client of any such action.

J. Agency further agrees to comply with all laws related to the confidentiality and protection of private data, and understands that information submitted to it by Client is confidential, and that its duties to protect such data shall survive the termination of this Agreement.

K. Agency shall refrain from any practices that may reasonably be expected to reflect adversely upon the reputation of Client.

L. No part of the Services or the Infrastructure of Agency will infringe on any third-party intellectual property rights.

M. Agency has and will continue to take all necessary precautions and security measures so as to prevent any unauthorized access to Client Data (as defined herein), to Client’s Systems and databases or to any other information supplied or made accessible by Client or Client’s customer(s) to Agency.

N. Agency shall not add any convenience fee or surcharge to any payments made by an obligor.

8. VERIFICATION OF DEBT. Client acknowledges that in connection with the collection of delinquent consumer debts, the FDCPA requires Agency to provide an obligor with verification of the underlying obligation if that request is made to Agency in writing by an obligor within thirty (30) days of Agency’s initial communication with the obligor. The law prohibits Agency from collecting on any obligation once a verification request is made to Agency from the obligor until such time as said verification has been mailed by Agency to the obligor. Client acknowledges that in any situation in which it does not provide Agency with the requested verification, Agency can no longer legally attempt to collect the Referred Account. In such case, Client acknowledges that the Agency will return the Referred Account to Client upon request.

9. TERMINATION OF AGREEMENT. This Agreement shall be effective upon execution by each of Client and Agency and will continue in effect until terminated as provided herein.

A. Termination without Cause. This Agreement may be terminated without cause by either Agency or Client, upon giving the other Party thirty (30) days written notice prior to the stated date of termination.

B. Termination by Client with Cause. Upon the occurrence of a Termination Event (as defined below) Client shall have the right to terminate this Agreement immediately by providing written notice of termination to Agency. A Termination Event shall have occurred as to Client if:

i. Agency dissolves, closes for business, terminates its existence, fails to pay debts or make remittances to Client as they become due, files for bankruptcy (either voluntarily or involuntarily), applies for the appointment of a receiver or custodian, or makes an assignment for the benefit of creditors;

ii. Agency is acquired by or merges into another Agency by which Client does not wish to be represented following such merger or acquisition;

iii. Agency fails to perform any legal obligation or duty owed to Client or violates any of the terms or covenant set forth in this Agreement, including but not limited to Agency’s failure to comply with any Collection Laws, Client’s Performance Standards, or the Agency’s Policies and Procedures;

iv. Any third party obtains an adverse decision against Agency regarding the improper handling of client funds;

v. Agency or any of its members, employees or agents commits an act amounting to dishonesty or breach of trust with respect to Client or any Referred Account during the term of this Agreement;

vi. Disciplinary or disbarment proceedings are initiated against Agency or Agency’s attorney; or

vii. Client identifies any material issues, in its sole determination, in any Audit performed by Client pursuant to Section 14.

C. Termination by Agency with Cause. Upon the occurrence of a Termination Event (as defined below), Agency shall have the right to terminate this Agreement immediately by providing written notice of termination to Client. A Termination Event shall have occurred as to Agency if:

i. Client dissolves, closes for business, terminates its existence, files for bankruptcy (either voluntarily or involuntarily), applies for the appointment of a receiver or custodian or makes an assignment for the benefit of creditors; or

ii. Client fails to perform any material provision of this Agreement within thirty (30) days after having been provided a written description of its breach by Agency.

10. RETURN OF ACCOUNTS AND REQUIRED INFORMATION. Upon termination of this Agreement, with or without cause, Agency agrees to use its best efforts to cooperate with Client in such termination. Specifically, but not limited to, Agency shall return to Client all Referred Accounts, along with all Account Information and a current status report of all such Referred Accounts, within thirty (30) business days after the date of termination. If requested by Client, after this thirty (30) business day period, Agency shall provide Client with any additional information and/or status reports regarding the returned accounts that may be requested by Client, provided such request is reasonable. Within thirty (30) days following the date that Agency has returned all accounts and provided all status reports and information reasonably required by Client, Client shall remit to Agency any Contingent Fees earned by Agency pursuant to this Agreement but not previously paid. Notwithstanding the foregoing, Client agrees that Agency does not need to return to Client upon termination any non-bankruptcy account that meets the following parameters: (i) accounts with payment activity within the last ninety (90) days, (ii) accounts where legal action has been initiated and a statement of claim, proceeding supplemental, debtor exam or other legal document has been filed with the court, or (iii) any accounts with arbitration claims or with post-dated checks.

A. Retained Rights. Termination of this Agreement by either Party will not affect the collection enforcement or validity of any accrued obligations owing between the Parties as to any Referred Account. Notwithstanding the foregoing and termination for cause, Agency shall retain the right to receive the Contingent Fee on paying accounts, settlements, insurance accounts or judgments, as well as the right to recover any court costs advanced on said accounts.

B. No Additional Compensation. Notwithstanding any other provision of this Agreement, the obligation of Agency to return Referred Accounts, provide current status reports of all such accounts or information reasonably required by Client shall be without right to any additional Contingent Fee, administrative fees or other compensation of any kind or type whatsoever after such termination date, including, without limitation, in quantum meruit, for any Services rendered prior to termination (except on recoveries received and remitted to Client pursuant to this Agreement prior to termination) whether or not said Services result in or contribute to recoveries received after termination.

11. INDEMNIFICATION.

A. By Agency. Agency hereby agrees to indemnify, defend and to hold Client, its officers, directors, employees, agents, attorneys, subsidiaries, affiliated companies, parent companies, representatives, and successors and assigns, harmless from and against all claims, damages, costs, losses or liabilities, including, without limitation, reasonable attorneys’ fees and expenses (“Losses”) to the extent such Losses arise out of or are primarily related to (i) a breach by Agency of this Agreement including, but not limited to, Agency’s failure to comply with all relevant Collection Laws, or (ii) any negligent or wrongful acts, errors, or omissions of Agency or its employees or agents in performing any obligation or duty it has under this Agreement; provided however, that Agency shall have no obligation to indemnify or hold Client harmless due to or arising out of an error in any information furnished by Client to Agency concerning a Referred Account.

B. By Client. Client agrees to indemnify, defend and hold Agency, its officers, directors, employees, agents, attorneys, subsidiaries, affiliated companies, parent companies, representatives, and successors and assigns, harmless from and against all Losses to the extent such Losses arise out of or are primarily related to (i) the negligent or wrongful acts, errors, or omissions of Client or its employees, agents affiliates, assigns or any creditor or prior account holder, or the employees or agents of any of them, in connection with this Agreement, including but not limited to errors or omissions in connection with information furnished by Client to Agency concerning a Referred Account, or (ii) any collection effort by Client or any other collection agency as to a Referred Account.

C. Notice. Client and Agency agree to notify the other party within three (3) business days of any claim, counterclaim, cross-claim, CFPB, FTC or other federal or state regulatory inquiry or complaint, or any other inquiry or complaint asserted against the other in connection with a Referred Account or group of Referred Accounts.

D. Defense. Each Party will assume its own proper responsibility in connection with any claims made by a third party against Client and/or Agency. Agency is an independent contractor and is solely responsible for the employment, acts and omissions, control and direction of its employees and agents. If the acts of the employees or agents of Agency are the proximate cause of any action brought against Client, Agency will assume full responsibility for the defense of said action and payment of any resulting judgment. If the acts of Client or employees etc. are the proximate cause of any action brought against Agency by third party, then Client will assume full responsibility for the defense of said action and payment of any judgment. The Party providing indemnification has sole discretion in its choice of counsel and may direct the litigation at its discretion.

E. Survival. The Parties agree that these provisions shall apply even in the event one or both Parties deem the cause of action at issue to be frivolous or otherwise unsupported by law. The indemnification obligations provided for in this section shall survive the termination of this Agreement.

12. LIMITATION OF LIABILITY. Except to the extent caused by the negligence, breach of this Agreement, or willful misconduct of Agency, Agency shall not be liable for any lost profits, consequential, exemplary, incidental, indirect, or special damages even if advised by Client of the possibility of such damages. Except to the extent as specifically set forth in this Agreement, Client shall not be liable for any lost profits, consequential, exemplary, incidental, indirect, or special damages even if advised by Agency of the possibility of such damages. The provisions of this section shall survive termination of this Agreement or any Amendment hereto.

13. INSURANCE. Prior to the commencement of any work, during the term of this Agreement and for a period of three (3) years following termination of this Agreement, Agency shall acquire and maintain sufficient insurance or bond to adequately protect Agency and Client: (a) from any and all claims by Agency employees, agents or subcontractors, for personal injury (including death) whether or not such claims are under applicable workers’ compensation laws; and (b) from any and all claims for injury (including death), loss, or damage to any person or property which may arise or result from any allegedly tortious act or omission by Agency or any person employed by or under contract with Agency. In addition, Agency shall take out and maintain sufficient insurance to satisfy any and all claims by or against Client for damages resulting from professional errors and omissions by Agency that are not in compliance with accepted professional standards, applicable law or the provisions of this Agreement. All such insurance policies shall identify Client as an additional insured or beneficiary of such policy or bond. Agency shall ensure that Client receives a copy of said certificate showing coverage limitations and expiration date (and any renewal or extension thereof) and shall endeavor to have the insurance carrier or underwriter, to the extent allowable, provide Client with advance written notice no later than ten (10) days prior to any material alterations to or cancellation of such policy or bond. Client shall not be required to make any payments under this Agreement prior to receiving acceptable certificates of insurance.

14. AUDIT. Each Party shall maintain accurate records pertaining to the Referred Accounts that are subject to this Agreement. During the term of this Agreement, Client or its designees shall have the right, at any time, to conduct unscheduled on-site operation standards audits and to examine all of Agency’s records concerning the Client’s Referred Accounts and the collection thereof, to audit the Trust Account (including deposit receipts) and to measure or evaluate Agency’s performance and professionalism (an “Audit”). Such examinations shall be conducted during normal working hours, with commercially reasonable notice, at the main office or any branch office of Agency. Agency shall provide access to all collection records on the Referred Accounts, reasonable workspace, heat or air conditioning, adequate lighting and use of on-site photocopying equipment and telephones. Agency shall photocopy, or allow Client to photocopy, any documents selected by Client, which relate to Agency’s performance under this Agreement. Client shall reimburse Agency for all expenses reasonably incurred by Agency in connection with such Audits. In addition, subject to password protocols and other reasonable security measures of Agency, Agency shall also provide Client with remote, electronic access to Agency’s collection system used to perform Services on all Referred Accounts, which Client shall be permitted to access at any time, in its discretion, for purposes of remote auditing. In addition to the rights to audit Agency, Client shall also have the right to verify the balances on Referred Accounts by sending letters to the obligors on Referred Accounts.

In addition, Agency agrees to an independent audit of its performance on an annual basis by a third-party auditor mutually agreed upon between the Parties (the “Independent Audit”). All costs and fees associated with the Independent Audit shall be the sole responsibility of Client.

15. CONFIDENTIALITY. The Parties agree that any and all Confidential Information (as defined herein) shall be used solely for the purposes of the lawful performance of this Agreement and shall not be used or disclosed to any third party except as authorized herein or by the Parties in writing.

A. Definition. As used in this Agreement, “Confidential Information” shall include (i) all information regarding a Referred Account or the obligor, (ii) each Party’s proprietary information, trade secrets or other business information that is either identified as or should otherwise be reasonably understood to be of a confidential nature, as may be disclosed to the other Party in connection with the performance of this Agreement, and (iii) this Agreement and the nature, terms and conditions of this Agreement. In addition, Agency understands that it will be exposed to certain valuable and confidential information that is the exclusive property of Client or its affiliated Clients, including Consumer Financial Information (as defined in Section 15, below) of obligors and related parties. Agency will be given access to this information solely for the purposes of effectively collecting the Referred Accounts. Agency shall not disclose to any third party any information disclosed by Client or acquired by Agency in the performance of services nor shall it permit any third party access to such information. Agency agrees to keep confidential all information herein and/or related to Client, its investors/clients, a debt owner and the Referred Account obligors, including but not limited to the Privacy Provisions of the Gramm-Leach-Bliley Act of 1999 for which Client or the Agency obtain or develop as a result of collecting Accounts. All such additional information is deemed Confidential Information under this Agreement and shall be used solely by Agency as necessary for the performance of Services under this Agreement.

B. Limited Use. Each Party agrees it shall not, without the prior written consent of the other Party or as permitted by the terms and conditions of this Agreement, do any of the following: (i) disclose any Confidential Information to any third party; (ii) permit any third party access to such Confidential Information; or (iii) use Confidential Information for any purpose other than collecting debt on the Referred Account s referred to Agency by Client.

C. Exceptions. The confidentiality obligations imposed on the Parties by this section shall not apply to Confidential Information which, through no fault of a Party: (i) is required to be disclosed in order to comply with applicable laws and regulations, court orders or other process of law, (ii) is required to be made to any tax, banking or other regulatory authority, or legal or financial advisor of either Party, (iii) is made in connection with the sale or other transfer of any Account by a Party or its successors or assigns, (iv) is made to such Party’s current or prospective lenders or investors, (v) was already known to that Party prior to disclosure of the same Confidential Information by the other Party or is independently discovered by the Party, (vi) subsequently becomes available to the public at large without a breach of this Agreement, or (vii) is supplied in the normal course of Agency’s business under permissible use requirements.

D. Return of Confidential Information. At any time upon the request of Client, Agency shall return all Confidential Information concerning a Referred Account in its possession to Client. Upon termination of this Agreement, both Parties shall return the Confidential Information of the other Party to the Party to which the Confidential Information belongs.

E. Enforcement. In the event of any breach of the obligations under this Section, the Parties acknowledge that the Party adversely affected by the breach would have no adequate remedy at law to protect its Confidential Information, since the harm caused by such a breach could not be easily measured and compensated for in damages, and that in addition to such remedies as may be available, a Party may obtain injunctive relief including, but not limited to, specific performance.

F. Confidentiality of Agreement. Client and Agency agree that this Agreement and its terms are strictly confidential and shall not be disclosed to any person, firm, corporation, or other entity, orally or in writing, except as may be necessary to comply with applicable laws and regulations, court orders or other process of law, confer with a financial advisor, tax preparer, or lawyer regarding the subject matter of this Agreement, or to enforce this Agreement.

G. Survival. The provisions of this section shall survive the expiration or any termination of this Agreement or any Addendum hereto.

16. PRIVACY OF CONSUMER FINANCIAL INFORMATION. The Parties acknowledge that the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 40), as amended from time to time (the “Privacy Regulation”), issued pursuant to Section 504 of the Gramm-Leach-Bliley Act (15 U.S.C.6 801 et seq.) (“GLBA”) governs disclosures of non-public personal information about consumers.

A. Nonpublic Personal Information. Agency controls access to the network on which any Nonpublic Personal Information (“Nonpublic Personal Information” as defined in the Privacy Regulation) released to the Agency by Client is stored, through the compliance with and utilization of its information security measures that restrict access to such Nonpublic Personal Information.

B. Agency hereby agrees that it shall:

i. Comply with the GLBA and shall not reuse or disclose any Nonpublic Personal Information to the extent prohibited by the GLBA;

ii. Not disclose or use any Nonpublic Personal Information that it obtains from Client except to carry out the purposes for which Client provided such Nonpublic Personal Information, or as otherwise permitted by the Privacy Regulation and other applicable laws;

iii. Not disclose any Nonpublic Personal Information disclosed to the Agency by Client to any other entity, except as in compliance with GLBA;

iv. Not disclose any Nonpublic Personal Information disclosed to the Agency by Client except as follows:

(1) To Client’s affiliates, and any creditor whom Client represents, with the prior consent of the Client;

(2) To an unaffiliated third party, in the ordinary course of business in order to carry out the activity for which the information was disclosed to the Agency, pursuant to one of the following exceptions to the Privacy Regulation:

(a) As necessary to effect, administer or enforce a transaction that a consumer requests or authorizes;

(b) In connection with servicing or processing a financial product or service that a consumer requests or authorizes, or maintaining or servicing the consumer’s account with the Client or a creditor whose account(s) were forwarded to Agency for collection services by Client;

(c) With the consent or at the direction of the consumer; or

(d) To protect the confidentiality or security of Client’s records pertaining to the consumer, service, product or transaction; to protect against or prevent actual or potential fraud, unauthorized transactions, claims or other liability; for required institutional risk control; for resolving consumer disputes or inquiries; to persons holding a legal or beneficial interest relating to the consumer, or acting in a fiduciary or representative capacity on behalf of the consumer; to provide information to insurance rate advisory organizations, guaranty funds or agencies, or the Client’s attorneys, accountants and auditors; to the extent specifically permitted or required under other provisions of law, to law enforcement agencies, a state insurance authority, self-regulatory organizations or for an investigation on a matter related to public safety; to a consumer reporting agency in accordance with the Fair Credit Reporting Act; to comply with federal, state or local laws, rules and other applicable legal requirements, or a properly authorized civil, criminal or regulatory investigation, or subpoena or summons; or to respond to judicial process or government regulatory authorities having jurisdiction over Agency for examination, compliance or other purposes as authorized by law.

C. All capitalized terms used in this section and not otherwise defined shall have the meanings set forth in the Privacy Regulation.

17. NO EXCLUSIVITY. This is not an exclusive agreement. It is expressly understood and agreed by the Parties hereto that Client may choose to use the Services of Agency or not, at Client’s sole election, and that Client is under no obligation to refer accounts to Agency and has no obligations to Agency except as set forth in the Agreement. It is further understood and agreed that Agency may solicit potential clients and recruit new business on its own and may perform collections services for other clients.

18. INDEPENDENT CONTRACTOR. Agency and Client understand, acknowledge and agree that Client is not selling any accounts, or any underlying debt on the Referred Accounts, to Agency by virtue of this Agreement. Both Parties acknowledge that Client is retaining Agency as an independent contractor, as that term is defined by applicable state and federal law, including the Internal Revenue Code, for the exclusive purpose of collecting, on a contingency basis, delinquent balances outstanding on accounts owned by Client and referred to Agency hereunder. Client is not selling any accounts, or any underlying debt on the Referred Accounts, to Agency by virtue of this Agreement. Nothing in this Agreement, directly or indirectly, shall be deemed or construed as creating an employee/employer, agency, partnership, or joint venture relationship between Agency and Client. In that regard, the legal relationship of Client and Agency is limited to the terms and conditions of this Agreement, which includes any amendment hereto. Each party shall have the obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed under this Agreement and shall be liable for all acts or omissions of its employees and agents in performing their respective obligations hereunder. No audit of Agency by Client or its designees for the purpose of determining Agency’s compliance with the terms and conditions of this Agreement shall be deemed or construed to mean that Client or its customers are in any way managing the operational activities of Agency. Agency understands and agrees that it has complete control over the operation and decision making of its business.

19. SECTION 23035(I) NOTICE. Notwithstanding anything in this Agreement to the contrary, to the extent this Agreement or the referral of accounts is deemed to constitute a sale or transfer of debt, pursuant to Section 23035 (i) of the Financial Code of California, this Agreement constitutes a written agreement and disclosure that any debt on checks held or transferred pursuant to a deferred deposit is made pursuant to Section 23035 of the Financial Code of California and is not subject to provisions of Section 1719 of the Civil Code of California, and neither Party may be required to pay treble damages if the check or the checks are dishonored.

20. ENTIRE AGREEMENT. The Parties acknowledge and agree that this Agreement constitutes the entire Agreement between them and shall supersede all prior agreements, understandings, writings, proposals, representations and communications, oral or written, with respect to the subject matter hereof.

21. FURTHER ASSURANCES. Each party agrees to execute such other documents as may be necessary to implement or perform this Agreement.

22. SEVERABILITY. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, for any reason, then the remaining provisions of this Agreement shall remain enforceable. Additionally, any failure by Client to enforce Agency’s strict performance of any provision of this Agreement will not constitute a waiver of its right to subsequently enforce such provision or any other provision of this Agreement.

23. AMENDMENTS. This Agreement cannot be modified or amended except with the written consent of both parties. Such modification shall be in the form of an amendment, letter of understanding or written addendum to the Agreement.

24. ASSIGNMENT. Except as otherwise permitted herein, neither Party may assign this Agreement without the prior written consent of the other Party, which such consent shall not to be unreasonably withheld, except in the instance of a merger, reorganization, consolidation or sale of all or substantially all of Party’s assets in any such case no prior written consent or consent of any kind is required. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any assignment in contravention of this provision shall be void.

25. GOVERNING LAW AND VENUE. This Agreement and any dispute or controversy arising hereunder or otherwise between the Parties to this Agreement shall be governed and construed in accordance with the laws of the State of Kansas, without reference to rules governing choice of law. The Parties agree that any legal proceeding of any nature brought by either Party against the other party to enforce any right or obligation under this Agreement, or arising out of any matter pertaining to this Agreement, shall be submitted for trial, without a jury, before the federal or state courts located in Wichita, Kansas. The Parties further agree that the federal and state courts located in Wichita Kansas shall have exclusive jurisdiction and the Parties further agree to waive any dispute or defense regarding such jurisdiction, including any claims of forum non-conveniens.

26. NOTICES. All notices and consents required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when delivered (i) personally, (ii) by certified mail, return receipt requested and postage prepaid, or (iii) by nationally recognized express courier service, delivery charges prepaid, to the following addresses:

If to Agency:

7330 W. 33rd St N. Ste. 118

Wichita, Kansas 67205

Attention: Mr. David Newman, President

Telephone: 866-616-4239

If to Client:

3527 North Ridge Rd.

Wichita, Kansas 67205

Attention: Mr. Don Gayhardt, Chief Executive Officer

Telephone: 316-425-1199

With a copy to:

3527 North Ridge Rd.

Wichita, Kansas 67205

Attention: Legal Department

Telephone: 316-425-1410

or to such other address as either Party may furnish to the other Party in writing in accordance with this section.

27. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which, when taken together, shall be one and the same document. Each Party may rely upon a “pdf” counterpart of this Agreement signed by the other Party with the same effect as if such Party had received an original counterpart signed by such other Party.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Agreement in duplicate on the date above written.

CLIENT Cash Colorado, LLC	AGENCY Ad Astra Recovery Service, Inc.

/s/ Donald Gayhardt	/s/ David Newman
Donald Gayhardt, Chief Executive Officer	David Newman, President

Exhibit 1

Service Level Agreement and Performance Standards

The following constitutes the minimum training, reporting and other standards required of Agency in connection with the performance of Services for Client.

1.	POLICIES AND PROCEDURES.

Agency shall maintain the following policies and procedures, including, but not limited to:

•	Security

•	Compliance Management

•	Mail Handling

•	Payment Processing

•	Performance Management

•	Call Monitoring and Recording

•	Collections Strategy

•	Licensing

•	Complaint Management

2.	BACKGROUND CHECK STANDARDS.

•	Agency’s background check standards shall be substantially and materially similar to Client’s background check standards.

3.	TRAINING STANDARDS.

A.	Client Procedures

Training shall be provided for all new hires and continuous/annual training for all current employees assigned to work on Client’s Referred Accounts. Training must include the following for the line of business stated above:

•	Employee Handbook

•	Acceptable Use Policy

•	Security Awareness

•	Fair Debt Collection Practices Act

•	Telephone Consumer Protection Act

•	GLBA/Privacy and Protection

•	Submitting Suspicious Activity Reports Procedure

•	Electronic Funds Transfer Act/Regulation E

•	Skip Tracing

•	American Collection Association Code of Ethics Policy

•	Confidentiality and Non-Disclosure of Client’s Referred Accounts

•	State Laws governing collections

•	ID Theft/Fraud Awareness

•	Unfair, Deceptive or Abusive Act or Practice (UDAAP)

•	Fair Credit Reporting Act/Regulation

•	Bankruptcy

•	Debt Counseling/Financial Hardship

Ongoing training or additional line-of-business specific documents will be provided to Agency as needed or determined by Client. Agency will be responsible for compliance of all communicated work standards and account handling.

B.	Testing on FDCPA and State Laws

All Agency collectors and collection managers working on Client’s Referred Accounts are required to be trained and tested on the FDCPA and state laws at hire and on an annual basis. Agency will provide proof of such testing and applicable scores at the request of Client, and shall achieve acceptable passing score as determined by Client. Failure to achieve a passing score shall disqualify an applicant or existing Agency collector or collection manager from continuing to work on any Client’s Referred Accounts; provided that, nothing herein shall prohibit the retaking of any test by an employee who has failed a test and the re-instatement of such employee to performing Client’s Referred Accounts after receiving a passing score.

C.	Training and Communication Log

Agency is required to maintain a training and communication log. Agency shall provide a copy of such training and communication log to Client as reasonably requested from time to time.

4.	QUALITY ASSURANCE AND CALL MONITORING.

A.	Call Logs and Recordings

Agency is required to record all calls made or received by Agency’s automated telephone dialing system, and to provide access to Client to call recordings and call logs.

B.	Call Monitoring

Agency is required to perform monthly call monitoring for agents working Client’s Referred Accounts as follows:

•	Agency will monitor calls using Client’s call monitoring program.

•	Agency will provide call monitoring forms to Client upon request.

•	Agency will comply with line of business specific standards, as provided by Client, which may include, but not be limited to, expected quality score levels, increased monitoring for low performing individuals and quality performance improvement plans.

5. PERSONNEL RECORDS. Agency will retain all personnel records of employees who work Client’s Referred Accounts a minimum of seven (7) years. This will include but is not limited to training records, applications, background checks, and disciplinary records. Agency will retain all personnel records, including training documents stated below, and will provide to Client upon request.

6.	PHYSICAL AND DATA SECURITY.

A.	Required Security Controls

Agency will establish and adhere to specific security controls including environment, physical, network, operating system, application, and data controls.

B.	Clean Desk Policy

Agency will enforce a clean desk policy in line with Client expectations, to convey a professional image when Clients and other visitors tour offices, and to reduce the threat of a security breach because passwords and other confidential information are kept in a secured and locked area.

•	Agency will enforce policies to provide a “no paper” environment, including no use of writing instruments and paper by collection representatives.

•	All paper from collector workstations will be placed in appropriate shredding or destruction receptacles at the end of each day.

•	All paper from manager workstations will be appropriately secured or shred at the end of each day.

C.	Cell Phone Usage

Client considers cell phones a security risk. Agency will enforce the following cell phone policies: Cell phone use during scheduled work time at an agent’s desk is prohibited. This restriction includes receiving and placing calls, and text messaging. Cell phones are to be kept in a purse or in a desk drawer out of sight. Agents shall be advised that the failure to follow these guidelines regarding the use of cell phone may result in disciplinary action up to and including termination of employment, as facilitated by Agency.

Cell phones may be used away from workstations during authorized breaks.

D.	Document and Data Destruction

During the term of the Agreement, Agency will maintain records and shall have in place and use industry-acceptable methods and procedures to properly retain and safeguard data, to manage proper tracking and protocols for timely destruction, to timely destroy data and to maintain proper records and certificates of destruction for periodic review/audit by Client.

E.	Disaster Recovery/Continuity of Business

Agency will provide Client with a copy of its Disaster Recovery/Continuity of Business plan.

7.	COMPLIANCE WITH LAW AND INDUSTRY STANDARDS.

A.	Information Security Requirements

Agency hereby agrees that it shall comply with all reuse, re-disclosure and other customer information handling, processing, security, and protection requirements that are specifically required of a non-affiliated third-party processor or servicer (or subcontractor) under the Federal Trade Commission’s Privacy of Consumer Financial Information Final Rule (16 CFR 313), implementing Title V of the Gramm-Leach-Bliley Act, Public Law 106-102 (the “GLBA Requirements”) and other applicable federal and state consumer privacy laws, rules, and regulations.

B.	Industry Data Security Standards

Agency further agrees that it shall comply with industry data security standards, including specifically those set forth in the Payment Card Industry Data Security Standard (“PCI DSS”), available at www.pcisecuritystandards.org), and that it shall make its operations available for review, if necessary, in the course of Client’s own PCI DSS assessments.

C.	Security Audits

During the term of this Agreement and thereafter, for as long as Agency retains Client Customer Information, Client, the Client’s clients, Agency representatives and agents will be entitled to conduct audits of Agency’s relevant operations, facilities, systems, etc. to confirm that Agency has complied with the Information Security Program Requirements (the “Security Audits”). Any Security Audit shall be scheduled and conducted during normal business hours and shall not unreasonably interfere with Agency’s business activities.

In the event that any Security Audit results in the discovery of material security risks to Client Customer Information, or violations of applicable federal and state consumer privacy laws, rules, and regulations, Agency shall (i) respond to Client in writing with Agency’s plan to promptly take reasonable measures and corrective actions necessary to effectively eliminate the risk or cure the violation, at no cost to Client, and (ii) allow Client and the Client’s clients to review any system and transaction logs related thereto which pertain to Client’s information or data potentially compromised. Agency shall have five (5) business days to cure such security risk or violation, unless the parties mutually agree in writing to a longer period of time for such cure.

Client’s right, and the right of the Client’s clients, Agency representatives and agents, to conduct a Security Audit, and any exercise of such right, shall not in any way diminish or affect Agency’s duties and liabilities under this Agreement.

D.	Security Incidents

Agency shall report to Client all known or suspected Security Incidents. “Security Incident” means any unauthorized action by a known or unknown person which, if attempted, threatened, or successfully completed, should reasonably be considered one of the following: an attack, penetration, denial of service, disclosure of confidential or other sensitive information, misuse of system access, unauthorized access or intrusion (hacking), virus intrusion, scan of Agency’s systems or networks, or any other activity that could affect Agency’s systems or data, or the security, confidentiality or integrity of the Client information received, stored, processed, or maintained by Agency. “Security Incident” shall also include any contact by a law enforcement agency with Agency regarding any Client information. For purposes hereof, “Agency” shall include any of Agency’s employees, agents, contractors or third parties (including, without limitation, any vendors used by Agency for the provision of services to be provided by Agency to Client) that have access (either authorized or unauthorized) to Client information.

If a Security Incident occurs, Agency shall immediately notify Client at telephone number (316) 425-1370 and e-mail to humanresources@speedyinc.com, and provide the following information: nature and impact of the Security Incident; actions already taken by Agency; Agency’s assessment of immediate risk; and corrective measures to be taken, evaluation of alternatives, and next steps. Agency shall continue providing (i) appropriate status reports to Client regarding the resolution of the Security Incident and prevention of future such Security Incidents, and (ii) cooperation, as reasonably requested by Client, in order to further investigate and resolve the Security Incident. Client may require that the Services provided by Agency to Client be suspended, connectivity with Agency be terminated, or other appropriate action be taken pending such resolution.

E.	Reporting Changes in Services

In order for the Client to maintain and improve its existing information security policies, procedures, and controls, Agency shall promptly report to the Client any of the following changes to the Services being provided by Agency to the Client pursuant to the Agreement: (1) changes and enhancements to networks used in connection with the Services, (2) use of new technologies in connection with the Services, (3) adoption of new products or newer versions/releases used in connection with the Services, (4) use of new development tools and environments used in connection with the Services, (5) changes to physical location of service facilities used in connection with the Services, and (6) change of vendors used in connection with the Services.

8. KEY PERFORMANCE INDICATORS. To be finalized by the parties using best efforts within thirty (30) days of execution of this Agreement.

Schedule A

(to be attached)

(not included in signed agreement)